Exhibit 10.2

TERMINATION AND RELEASE AGREEMENT

Gary R. Whitaker (“Employee”) and GrafTech International Holdings Inc., its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, employees, agents and representatives (collectively, “Employer”) hereby knowingly and voluntarily agree to enter into this Settlement and Release Agreement (“Agreement”) made this 30th day of June 2008, in order to resolve all outstanding issues and set forth all the obligations between the parties arising out of Employee’s employment and separation from employment with Employer.

NOW, THEREFORE, Employee and Employer, in consideration of the mutual promises and covenants contained herein, agree as follows:

First: Employee’s employment with Employer will terminate effective June 30, 2008. During the notice period, Employee agrees to continue the performance of his duties and responsibilities in a professional manner and to cooperate in the transition of such duties and responsibilities.

Second: In consideration for entering into this Agreement, Employer will pay Employee his regular monthly base salary ($24,153.75), less applicable payroll deductions and in accordance with Employer’s regular payroll practices, through December 31, 2008. In addition, Employer shall pay to Employee all outstanding accrued vacation for 2008. Employee will retain right to 21,999 unvested shares as restricted stock; 6,666 shares will time vest as of May 1, 2009 and 15,333 shares will performance vest on February 28, 2009, provided the Company meets its targets for vesting under the Long Term Incentive Plan, if not, then 10,000 shares will time vest on February 26, 2010, in accordance with the time vesting provisions applicable to restricted stock granted on October 23, 2006 and the balance of 5,333 shares will be canceled.

Third: Employee acknowledges that he has been advised that he may continue health insurance benefits pursuant to COBRA and that he will receive additional information regarding COBRA under separate cover. Further, Employer agrees that provided Employee elects to continue coverage under COBRA the premium payments for such coverage will be the same as if he were an active employee until the earlier of December 31, 2008, or the date on which Employee becomes enrolled in comparable medical coverage under another group plan. Thereafter, all premium payments will be the responsibility of Employee.

Fourth: Employer will provide outplacement service through Lee Hecht Harrison for a period of twelve (12) months following the date of termination of employment.

Fifth: All obligations under this Agreement shall commence after this Agreement has been executed and the seven (7) day revocation period provided for herein has expired. Benefits under this Agreement will be revoked if Employee terminates employment prior to June 30, 2008, or if Employee fails to cooperate with the transition of his duties and responsibilities during the notice period.

Sixth: Upon termination, Employee will return all Employer-owned or leased property, documents, records and other information of any type whatsoever concerning or relating to the business and affairs of Employer or any successor.

Seventh: Employee acknowledges that he is not entitled to any other benefits, payments or wages, except as set forth in this Agreement. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between Employee and Employer.

Eighth: Employee agrees that acceptance of this Agreement constitutes a complete, voluntary and knowing waiver of any claims that may be legally waived, asserted or non-asserted, that Employee may have against Employer arising out of his employment and termination of employment (other than Employee’s vested rights under Employer’s pension plan), including any claims Employee may have under applicable state laws for torts, contracts or employment agreements or under any federal, state, or local statute, regulation, rule, ordinance or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, sexual orientation, physical, medical or mental condition, or marital status under, among other statutes, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act as amended, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Ohio Civil Rights Act, and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract or tort law.

Ninth: As a material inducement to Employer to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Employer, and its direct and indirect partners, shareholders, affiliated corporations or entities, and each of Employer’s and such shareholders’ directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, which Employee now has, owns, holds or claims to have, own or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to all events or circumstances in any way related to Employee’s employment with Employer or the separation of that employment against each of the Releasees.

Tenth: Nothing in this Agreement, including the payment of any sum by the Employer, constitutes an admission by the Employer of any legal wrong prohibited by local, state, and federal law, contract, or tort, rule or regulation in connection with the employment and termination of Employee’s employment.

Eleventh: In the course of his employment with Employer prior to the date hereof, Employee may have had access to confidential and proprietary information and records, data and other trade secrets of Employer (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding Employer or its subsidiary or affiliated companies: corporate information, including plans, strategies, policies, resolutions and any litigation or negotiations; marketing information, including strategies, pricing, methods, customers, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Employee shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way. For purposes of this paragraph, Confidential Information does not include any publicly available information or any information, artwork, prints, patents or other rights that Employee had or owned prior or subsequent to employment with Employer, or personal information specifically related to the Employee such as his own employment salary, compensation, positions held, performance, accomplishments and resume.

Twelfth: Employee acknowledges that the terms of this Agreement and all discussions relating to it are confidential and agrees that he will not divulge the terms of this Agreement to any third party, except his immediate family, financial advisor, attorney or as required by court order, provided that any person to whom disclosure is made is advised of the non-disclosure provisions of this Agreement and agrees to keep the existence and terms of this Agreement confidential, unless otherwise ordered by a court.

Thirteenth: This Agreement shall be construed under Ohio law, without regard to conflicts of laws principles, and any actions relating thereto must be brought within the State of Ohio. If any provision or clause of this Agreement is held to be invalid by a court of competent jurisdiction, then such provision or clause shall be severed herefrom without affecting any other provision or clause of this Agreement, the balance of which shall remain in full force and effect.

Fourteenth: This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties, whether oral or written. No provision of this Agreement may be modified, except by a written instrument duly signed and acknowledged by the parties hereto.

Fifteenth: Employee agrees not to volunteer to directly or indirectly take, support, encourage or participate in any action or attempted action which in any way would damage the reputation of Employer, its parent, direct and indirect shareholders, affiliated corporations or entities, and each of Employer’s and such shareholders’ directors, officers and employees. Employer agrees not to volunteer to directly or indirectly take, support, encourage or participate in any action or attempted action which in any way would damage the reputation of Employee.

Sixteenth: Employee agrees that he will cooperate as reasonably necessary consistent with his business obligations in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents which took place during his term of employment. Such cooperation may include appearances in court or discovery proceedings. Employee’s reasonable out-of-pocket expenses including but not limited to other lost wages or business income incurred in connection therewith shall be borne by the Employer.

Seventeenth: Employee represents and warrants that he has not commenced or caused to be commenced any civil action against the Employer and agrees that he will not cause such civil action to be commenced in the future for any matter within the scope of this Agreement. Civil action does not include administrative proceedings or government investigations.

Eighteenth: By this Agreement, Employee intends and agrees to remove himself from consideration for future employment with the Employer. Employee agrees that he will not at any time in the future seek employment, reemployment or reinstatement with the Employer, and hereby waives any right that may accrue from any rejection of any such application for employment that he may make notwithstanding this provision.

Nineteenth: The provisions of the Age Discrimination in Employment Act provide that the Employer advise you to consult with an attorney before signing this Agreement. That is, of course, entirely your decision. The law also requires that you be given at least 21 days to consider signing this Agreement. Lastly, the law provides that if you sign this Agreement, you will have seven (7) days to revoke it. If not revoked in writing by you before that seven-day period expires, the Agreement will become effective.

Twenty-First: Employee agrees to provide consulting services to the Company through December 31, 2008 to help ensure an orderly transition of responsibilities. Details of the consulting arrangement to be provided in a separate agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth opposite their signatures which appear below.

Date: 6/30/08	/s/ Gary R. Whitaker
Employee

GRAFTECH INTERNATIONAL HOLDINGS INC.

Date: 6/30/08	By:	C.S. Shular

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